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                                                                     EXHIBIT 3.3

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                               PETOPIA.COM, INC.


     Petopia.com, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law")
                                               -----------------------

     DOES HEREBY CERTIFY:

     FIRST: That this corporation was originally incorporated on March 9, 1999 under the name of Spot & Jack, Inc., pursuant to the General Corporation Law.

     SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor which resolution setting forth the proposed amendment and restatement is as follows:

     "RESOLVED, that the Fifth Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

                                   ARTICLE I

     The name of this corporation is Petopia.com, Inc. (the "Corporation").
                                                             -----------

                                  ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 15 East North Street, City of Dover, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

                                  ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV

     A.   CLASSES OF STOCK

     The Corporation is authorized to issue two classes of stock, to be designated as "Preferred Stock," $0.0001 par value, and "Common Stock," $0.0001
               ---------------                           ------------
par value, respectively. The total number of shares that the Corporation is authorized to issue is [_____]. The number of shares of Preferred Stock authorized is [_____] shares, and the number of shares of Common Stock authorized is [_____] shares.
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     B.   RIGHTS AND RESTRICTIONS OF COMMON STOCK

     (a)  The Common Stock is not redeemable.

     (b) The holder of each share of Common Stock shall have the right to one vote and shall be entitled to notice of any stockholders' meeting in accordance with the Amended and Restated Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as provided by law.

     C.   RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK

     The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors is hereby authorized, in the resolution or resolutions adopted by the Board of Directors providing for the issue of any wholly unissued series of Preferred Stock, within the limitations and restrictions stated in this Sixth Amended and Restated Certificate of Incorporation (the "Restated Certificate"), to fix or alter the
                                   --------------------
dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     D.   AUTHORITY OF BOARD OF DIRECTORS WITH RESPECT TO STOCK MATTERS

     The authority of the Board of Directors with respect to each class or series of stock shall include, without limitation of the foregoing, the right to determine and fix:

     (a) the distinctive designation of such class or series and the number of shares to constitute such class or series;

     (b) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

     (c) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

     (d) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of any such class or series of Preferred Stock shall be entitled to

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receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

     (e) the terms and conditions, if any, upon which shares of such class or series shall be convertible or not, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

     (f) the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

     (g) voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

     (h) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

     (i) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Corporation, acting in accordance with this Restated Certificate, may deem advisable and that are not inconsistent with law and the provisions of this Restated Certificate.

                                   ARTICLE V

     In addition to any other class vote that may be required by law so long as any shares of Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock voting together as a single class:

     (a) adversely alter or change the powers, preferences or special rights of the Preferred Stock; or

     (b) increase or decrease (other than by redemption or conversion) the aggregate number of authorized shares of Preferred Stock; or

     (c) create, authorize or issue any new class or series of shares having any powers, preferences or special rights superior to or on a parity with the Preferred Stock as to dividends, liquidation, conversion rights or voting rights; or

     (d) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as

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the termination of employment or (ii) the redemption of any share or shares of
Preferred Stock; or

     (e) sell, convey or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of this Corporation is disposed of; or

     (f)  change the authorized number of directors of this Corporation.

                                  ARTICLE VI

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

                                  ARTICLE VII

     The Corporation is to have perpetual existence.

                                 ARTICLE VIII

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                  ARTICLE IX

     1.   Limitation on Directors' Liability.  To the fullest extent permitted
          ----------------------------------
by the General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     2.   Indemnification.  The Corporation may indemnify to the fullest extent
          ---------------
permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

     3.   Amendments.  Neither any amendment nor repeal of this Article IX, nor
          ----------
the adoption of any provision of the Corporation's Restated Certificate inconsistent with this Article IX, shall eliminate or reduce the effect of this
Article IX in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent position.

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                                   ARTICLE X

     In the event any shares of Preferred Stock shall be redeemed or converted, the shares so converted or redeemed shall not revert to the status of authorized but unissued shares, but instead shall be canceled and shall not be re-issuable by the Corporation.

                                  ARTICLE XI

     Holders of stock of any class or series of the Corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders, unless such cumulative voting is required pursuant to the General Corporation Law, in which event each such holder shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and the holder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such holder may see fit, so long as the name of the candidate for director shall have been placed in nomination prior to the voting and the stockholder, or any other holder of the same class or series of stock, has given notice at the meeting prior to the voting of the intention to cumulate votes.

     1.   Number of Directors.  The number of directors which constitutes the
          -------------------
whole Board of Directors of the Corporation shall be designated in the Amended and Restated Bylaws of the Corporation. The directors shall be divided into three classes with the term of office of the first class (Class I) to expire at the annual meeting of stockholders held in 2001; the term of office of the second class (Class II) to expire at the annual meeting of stockholders held in 2002; the term of office of the third class (Class III) to expire at the annual meeting of stockholders held in 2003; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election.

     2.   Election of Directors.  Elections of directors need not be by written
          ---------------------
ballot unless the Amended and Restated Bylaws of the Corporation shall so provide.

                                  ARTICLE XII

     No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Amended and Restated Bylaws and no action shall be taken by the stockholders by written consent. The affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of the Corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Article VIII, Article XI or Article XII of this Restated Certificate or Sections 5 (Annual Meeting), 6 (Special Meetings), 7 (Notice of Meetings), 10 (Voting Rights), 13 (Action Without Meeting) or 15 (Number and Term of Office) of the Corporation's Amended and Restated Bylaws.

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                                  ARTICLE XIII

     Any meeting of stockholders may be held within or without the State of Delaware, as the Amended and Restated Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Amended and Restated Bylaws of the Corporation.

                          * * * * * * * * * * * * * *

     THIRD: The foregoing amendment was approved by the holders of the requisite number of shares of said Corporation in accordance with Section 228 of the General Corporation Law.

     FOURTH: That said amendments were duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law.

     We hereby further declare and certify under penalty of perjury under the laws of the State of Delaware that the facts set forth in the foregoing certificate are true and correct of our own knowledge and that this certificate is our act and deed.

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     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by the Chief Executive Officer and the Secretary of this Corporation this ___ day of _________, 2000.



                                        ________________________________________
                                        Andrea C. Reisman,
                                        Chief Executive Officer


                                        ________________________________________
                                        Mark S. Albert,
                                        Secretary